EXHIBIT 8

VALUE SHARING AGREEMENT

This Value Sharing Agreement made as of August 28, 2008 (this “Agreement”) is by and between Tracinda Corporation, a Nevada corporation (“Tracinda”), and Jerome B. York (the Consultant”).

WHEREAS, in consideration of investment services provided and to be provided by Consultant to Tracinda in connection with Tracinda’s investment in Ford Motor Company, a Delaware corporation (the “Company”), and in addition to any other consideration which is otherwise payable on account of services rendered to Tracinda by the Consultant, Tracinda and the Consultant desire to enter into an agreement pursuant to which the Consultant will share a portion of the enhancement in the value of Tracinda’s investment in the Company, as more fully set forth herein and subject to the terms and conditions hereof:

NOW, THEREFORE, the parties hereto agree as follows:

1. Participation.

(a) On the terms and subject to the conditions hereof, the Consultant shall be entitled to receive two percent (2%) of the Incremental Value (as defined below) with respect to any shares of common stock, $.01 par value per share (the “Common Stock”), of the Company acquired by Tracinda or any of its subsidiaries on or subsequent to April 1, 2008 (the “Shares”), and, (1) if the Shares (or any portion thereof) are exchanged for any property other than cash, or (2) if there is a spin off of securities representing assets of the Company (“Other Property”), the Consultant shall be entitled to receive two percent (2%) of the Incremental Value with respect to such Other Property.

(b) For purposes of this Agreement, “Incremental Value” means:

(i) (x) The excess, if any, of (A) the average of the Fair Market Value (as defined below) of a Share (or of Other Property received per Share) on each of the 20 trading days immediately preceding the Valuation Date over the average per share purchase price (including commissions) of the Shares (the “Base Price”), multiplied by (y) the number of Shares held by Tracinda as of the applicable date; and

(ii) With respect to any of such Shares (or Other Property with respect thereto) that are sold by Tracinda for cash and such sale is consummated prior to the Valuation Date, the excess, if any, of (x) the actual net cash proceeds received by Tracinda upon the sale of such Shares or Other Property over (y) (A) the Base Price, multiplied by (B) the number of Shares covered by such sale (or, in the case of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged).

(c) In the event of any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split, extraordinary distribution, or similar transaction involving the Shares, the number of Shares and/or the Base Price shall be appropriately adjusted.

(d) Incremental Value shall be reduced or offset by the amount, if any, by which the actual net cash proceeds received by Tracinda for any sale of Shares (or Other Property with respect thereto) is less than the Base Price multiplied by the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged).

(e) Any payment due to the Consultant pursuant to this paragraph shall be paid to the Consultant on September 1, 2011.

(f) “Fair Market Value” shall mean, for any date, the mean between the high and low sales prices on such date, or if no sales price is available for the Common Stock or Other Property (i) as reported by the principal national securities exchange on which the Common Stock or Other Property is then traded which reports the highest daily average trading volume during the valuation period in question, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock or Other Property is not regularly traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, the Fair Market Value of the Common Stock and/or Other Property shall be determined by a nationally recognized, independent investment banking firm selected by Tracinda in its sole discretion.

(g) “Valuation Date” shall mean the earlier of (i) the third anniversary of the date of this Agreement and (ii) such earlier date as the Consultant shall elect in writing to determine the Fair Market Value of the Shares and Other Property for purposes of this Agreement. For avoidance of doubt, the Consultant shall not receive any benefit, or suffer any detriment, from changes in the Fair Market Value of the Shares or Other Property after the Valuation Date.

2. Control Over Shares. The Consultant expressly acknowledges that Tracinda retains the right, in its sole discretion, to make all investment and other decisions (including voting) with respect to the Shares, its investment in the Company, or otherwise with respect to the Company. The Consultant further expressly acknowledges that Tracinda has no obligation whatsoever to attempt to maximize Incremental Value as defined in this Agreement, and may make all such investment and other decisions without regard for the effect of such decisions under this Agreement. Without limiting the foregoing, Tracinda may pledge, or otherwise create one or more liens or encumbrances on, all or any portion of the Shares, with respect to borrowings or otherwise.

3. No Lien on Shares. The rights of the Consultant hereunder constitute an unsecured general obligation of Tracinda. The Consultant shall not have, and this Agreement shall not be deemed to create, any security interest, lien or other encumbrance of any kind whatsoever, or any legal or equitable interest of any kind whatsoever, in or with respect to any assets of Tracinda, including the Shares.

4. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

5. Notices. Any notice hereunder shall be in writing, shall be delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), and shall be effective upon actual receipt by the addressee, or, if not actually received before, shall be deemed to have been actually received on the third day following such transmission or such delivery. Notices shall be delivered to the parties at the addresses previously supplied by the parties.

6. Non-Transferability. No right to share or participate in any of the Incremental Value (or otherwise) to be paid to the Consultant hereunder may be assigned by the Consultant.

7. Independent Contractor. It is the express intention of the parties to this Agreement that the relationship between Tracinda and the Consultant be that of an independent contractor and not an employee, agent, joint venturer, or partner of Tracinda. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment or agency relationship.

8. Headings. The paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

10. Entire Agreement/Written Modification. The terms and provisions of this Agreement and that certain Agreement for Services by and between the parties hereto dated April 19, 2005, as amended, constitute the entire agreements between the parties and shall supercede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

TRACINDA CORPORATION

By:	/s/ Anthony L. Mandekic
Name:	Anthony L. Mandekic
Title:	Secretary/Treasurer

/s/ Jerome B. York
Jerome B. York